Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements (No. 333-261700, 333-261110, 333-237698, 333-209807, 333-173143) on Form S-8 of Minim, Inc. of our report dated March 31, 2023, relating to the consolidated financial statements of Minim, Inc. and its subsidiaries, appearing in this Annual Report on Form 10-K of Minim, Inc. for the year ended December 31, 2023.

As discussed in Note 8 to the financial statements, the 2022 financial statements have been retrospectively adjusted to apply the reverse stock split. We have not audited the adjustments to the 2022 financials statements for the reverse stock split, as described in Note 8.

/s/ RSM US LLP

Boston, Massachusetts
April 12, 2024